Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF THE
CERTIFICATE OF DESIGNATIONS
OF
Series A Non‑Cumulative Perpetual Preferred Stock
OF
TCF FINANCIAL CORPORATION

Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware

TCF Financial Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. That the Board of Directors of the Corporation (the “Board”), pursuant to Section 151 of the DGCL and the authority granted in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), by resolution duly adopted, authorized the issuance of a series of Series A Non‑Cumulative Perpetual Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations and restrictions thereof, and, on June 18, 2012, filed a Certificate of Designations with respect to such Series A Preferred Stock in the office of the Secretary of State of the State of Delaware.

2. That the Board has adopted the following resolutions:

WHEREAS, the Board, believes that it is in the best interest of the Corporation and its stockholders to redeem all of the Corporation’s outstanding shares of Series A Non‑Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) and all of the outstanding depositary shares (the “Series A Depositary Shares”), each representing a 1/1,000th interest in a share of Series A Preferred Stock, at the redemption price (the “Series A Redemption Price”) as determined pursuant to the Certificate of Designations of the Series A Preferred Stock of the Corporation (the “Series A Certificate of Designations”); and

WHEREAS, pursuant to Section 6 of the Series A Certificate of Designations, upon receipt of approval from the Appropriate Federal Banking Agency (as defined in the Series A Certificate of Designations), the Corporation may redeem in whole or in part the shares of Series A Preferred Stock and the Series A Depositary Shares at any time on or after June 25, 2017 by providing at least 30 days’ prior written notice to the holders of the Series A Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation redeem all of the Series A Preferred Stock, and all of the Series A Depositary Shares, at the then‑applicable Series A Redemption Price (the “Series A Redemption”);

RESOLVED FURTHER, that the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer, any Vice Chairman, Treasurer and Assistant Treasurer (each, an “Authorized Officer”) be and they hereby are authorized to obtain the required approvals for the Series A Redemption from the Appropriate Federal Banking Agency; calculate the Redemption Price; notify the holders of the Series A Preferred Stock and Series A Depositary Shares of the Series A Redemption; make the appropriate payments to the holders of the Series A Preferred Stock and Series A Depositary Shares to effectuate the Series A Redemption; and execute and deliver such documents (including, but not limited to, the creation, execution and delivery of a notice of redemption containing the information required by Section 6(b) of the Series A Certificate of Designations and any related certificates or similar documentation reasonably requested by Computershare Trust Company, N.A. and Computershare, Inc., jointly as the depositary, to effectuate the Series A Redemption) as the Authorized Officers may deem necessary and desirable to carry out the intent and purposes of these Resolutions;

RESOLVED FURTHER, that, after the completion of the Series A Redemption as contemplated hereby,

no shares of Series A Preferred Stock and none of the Series A Depositary Shares shall remain outstanding and none of the authorized shares of the Series A Preferred Stock shall be reissued, and all rights, other than the right to receive the applicable Series A Redemption Price, of the holders of the Series A Preferred Stock shall cease and terminate on the redemption date of the Series A Preferred Stock;

RESOLVED FURTHER, that the Corporation be, and hereby is, authorized and directed, following the redemption date of the Series A Preferred Stock and the cessation and termination of all rights, other than the right to receive the applicable Series A Redemption Price, of the holders of the Series A Preferred Stock, to file with the Delaware Secretary of State a Certificate of Elimination of the Certificate of Designations of Series A Non‑Cumulative Perpetual Preferred Stock of the Corporation (the “Certificate of Elimination”), containing these resolutions, with effect under the Delaware General Corporation Law of eliminating from the Corporation’s Certificate of Incorporation all matters set forth in the Series A Certificate of Designations;

RESOLVED FURTHER, that the Authorized Officers are authorized and empowered, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the Delaware General Corporation Law, to execute and file the Certificate of Elimination with the Delaware Secretary of State;

RESOLVED FURTHER, that the Corporation be, and hereby is, authorized and directed, following the filing of the Certificate of Elimination with the Delaware Secretary of State, to delist the Series A Depositary Shares from the NYSE and deregister the Series A Preferred Stock and Series A Depositary Shares with the SEC;

RESOLVED FURTHER, that the Authorized Officers are authorized, for and on behalf of the Corporation, to execute and file with the SEC and the NYSE all forms required or deemed necessary or advisable to effectuate the deregistration and delisting, as applicable, of the Series A Preferred Stock and Series A Depositary Shares;

RESOLVED FURTHER, that the Authorized Officers are authorized and directed to file with the SEC, in the name and on behalf of the Corporation, such documents as may be necessary or advisable, in their opinion or in the opinion of counsel for the Corporation, in connection with the Series A Redemption, and also to prepare, execute and deliver to or file with the SEC, the NYSE, state securities commissions, or any other agency or persons connected with the Series A Redemption, in the name and on behalf of the Corporation, from time to time, such other certificates, documents, letters, undertakings or other instruments as they or counsel for the Corporation may deem necessary or advisable in connection with the Series A Redemption.
3. That, accordingly, all references to the Series A Preferred Stock of the Corporation be, and hereby are, eliminated from the Corporation’s Certificate of Incorporation and the shares of capital stock of the Corporation formerly designated as Series A Preferred Stock shall resume the status of authorized but unissued shares of Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer on the 17th day of October, 2017.

TCF FINANCIAL CORPORATION

By: /s/ Joseph T. Green
Name: Joseph T. Green
Title: Secretary